LICENSE AGREEMENT (this “License”)

is entered into as of

August 20, 2008 (the “Effective Date”)

by

Hamilton Atlantic, a company incorporated under the laws of the Cayman Islands, (Registration No. 209852) and having its registered office at c/o The Harbour Trust Co. Ltd., One Capital Place, PO Box 897, George Town, Grand Cayman, KY1-1103, Cayman Islands, British West Indies (“Hamilton”);

to

Sunburst Acquisitions III, Inc., a Colorado corporation having its principal place of business at 10990 Wilshire Blvd., Suite 1410, Los Angeles, California, 90024, United States of America (“Sunburst”)

(Hamilton and Sunburst hereinafter to be collectively referred to as the “Parties” and singularly as a “Party”)

WHEREAS:

(A)	Hamilton is the owner of the Hamilton IP (as defined below);

(B)	Sunburst is willing to become the licensee of the Hamilton IP, on the terms and conditions set out in this License.

(C)
On the following terms and conditions, Hamilton has agreed to grant to Sunburst an exclusive license to undertake further research and development, and to market and sell products using the Hamilton IP.

NOW, THEREFORE:

For and in consideration of the foregoing premises and the mutual covenants set forth herein and other valuable consideration;

THE PARTIES AGREE as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this License (including the Recitals), unless the context otherwise requires:

Act means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as such may be amended from time to time.

Affiliate means any corporation or other business entity, which controls, is controlled by or is under common control with a Party. For purposes of this definition, “control” means, as of or subsequent to the Effective Date, direct or indirect ownership of more than fifty percent (50%) of the voting interest or income interest in a corporation or business entity;

FDA means the United States Food and Drug Administration;

Hamilton IP means the Know-How and Materials, and any and all intellectual property rights including but not limited to, patents and patent applications set out in Schedule A and Schedule B hereto which are held, as at the Effective Date, in the name of Hamilton, VSL or Viragen, or in the joint names of VSL and Viragen, together with any related pending patent applications, issued patents, reissue patents, extensions, substitutions, continuations, divisional applications, divisions, continuation-in-part applications and supplementary protection certificates in any part of the world which are based on the Know-How and Materials, patents or patent applications set out in Schedule A or Schedule B hereto;

Know-How and Materials means the laboratory note books, clinical trials and other research results, cell lines, and other data, all as are set out in Schedule B;

Licensed Product means any Restricted Product or Unrestricted Product.

NDA means a New Drug Application (as described in 21 C.F.R. § 314.50 et. seq.) filed with the FDA for marketing approval for a drug pursuant to the Act and the regulations promulgated thereunder, including any amendments or supplements thereto.

Net Sales means the invoiced amount actually received for sales of Licensed Products to a Third Party trade purchaser (the “Customer”) by Sunburst or its Affiliates, or, to the extent permitted in this License, through Sublicenses, less the following items to the extent they are paid or incurred or allowed and included in the invoice price: (i) quantity, trade, and/or cash discounts or rebates actually granted or accrued; (ii) amounts repaid or credited and allowances including cash, credit or free goods allowances given by reason of billing errors and rebates actually allowed or paid or accrued; (iii) amounts refunded or credited for Licensed Products which were rejected or damaged or recalled; and (iv) taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of Licensed Products;

Party or Parties has the meaning set forth in the Preamble above.

Product Registration means, with respect to a Licensed Product, a NDA approved by the FDA in the United States or any other government approval required by a government or regulatory authority of a country in the Territory necessary to permit the marketing, import, use and sale of a Licensed Product in such country. Product Registration shall include governmental approval of pricing and/or reimbursement in jurisdictions where such approval is required (either legally or commercially) for commercial sale of a Licensed Product.

Restricted Product means a human therapeutic product developed by Sunburst within the scope of a Hamilton Patent or which contains or was developed using Hamilton IP for the treatment of methicillin-resistant Staphylococcus aureus and Clostridium difficile, which are two distinct types of bacterial infections.

Restricted Territory means, with respect to each Restricted Product, all countries of the world and their respective territories and possessions, excluding countries that are members of the European Union as of the Effective Date and their respective territories and possessions.

Sub-license means any agreement with a Third Party (the “Sub-licensee”) in which Sunburst has granted (i) the right to make or sell a Licensed Product in the Territory, with respect to Licensed Products made and sold by such Third Party or (ii) the right to distribute a Licensed Product made by or for Sunburst in the Territory, provided that such Third Party is responsible for the marketing and promotion of such Licensed Product in the applicable territory and has the right to record sales of such Licensed Product for its account.

Sub-license Fees means all gross consideration (including upfront and milestone payments) other than royalty payments that accrue to Sunburst under any Sub-license.

Territory means, with respect to each Unrestricted Product, the Unrestricted Territory, and with respect to each Restricted Product, the Restricted Territory.

Third Party means any person or entity other than Hamilton, Sunburst, or any of their Affiliates.

Unrestricted Product means any item, thing, or process developed by Sunburst that falls within the scope of a Hamilton Patent or which contains or was developed using Hamilton IP, and which is not a Restricted Product.

Unrestricted Territory means, with respect to each Unrestricted Product, all countries of the world and their respective territories and possessions.

1.2	Words denoting the singular include the plural and vice versa, words denoting a gender include all genders, and words denoting persons include corporations and all other legal entities.

1.3	Unless the context otherwise requires, references in this License to any Clause will be deemed to be a reference to the relevant clause of this License.

1.4	The headings are inserted for ease of reference only and will not affect the interpretation or construction of this License.

2	LICENSE

2.1
Hamilton hereby grants Sunburst an exclusive right and license under all of its rights in the Hamilton IP in the Territory to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of Licensed Products.

2.2	The license granted in Clause 2.1 shall, in relation to a particular country in the Territory, terminate on the expiry of the relevant Hamilton IP in the relevant country.

2.3
Sunburst shall have the independent right to grant Sub-licenses of any or all of the rights granted to it pursuant to Clause 2.1 to Third Parties or Affiliates if, in respect of each Sub-license, Sunburst ensures that Hamilton’s rights under this License are maintained and that Sunburst meets the material terms and conditions of the License.  Sunburst shall also have the independent right to enter into sub-contract manufacturing, co-marketing or distribution agreements with Third Parties under which Sunburst appoints such Third Party as its agent to manufacture, promote or sell Licensed Products.  Within thirty (30) business days of the grant of any Sub-license to a Third Party, Sunburst shall provide Hamilton with a true copy of the Sub-license signed by Sunburst and such Third Party.  Any Sub-license that is granted in breach of this Clause 2.3 shall be void but shall not otherwise affect this License.

3	COMMERCIAL DEVELOPMENT AND PATENT RIGHTS

3.1
Sunburst shall, and shall cause its Affiliates and Sub-licensees to, at its own cost and expense, use their commercially reasonable efforts to: (i) obtain all necessary and desirable Product Registrations, and (ii) commercialize the Licensed Products in the Territory to the maximum extent practicable and desirable.

3.2
Sunburst shall independently undertake or procure the filing, prosecution, and maintenance of the Hamilton IP, in the name of the patent holder, and be responsible for any enforcement proceedings relating to them (including any interference or opposition proceedings); provided, however, that the Parties agree that Sunburst’s obligations hereunder shall extend only as such undertakings relate to the Licensed Products and Clause 3.1.  Sunburst shall use their independent judgment to determine which actions are desirable for satisfaction of Clauses of 3.1 and 3.2 and is not required to consult with or obtain consent from Hamilton with respect to these actions.

3.3
Each Party shall give the other immediate notice of any actual or suspected infringement of the Hamilton IP or any actual or suspected misuse or misapplication of the Hamilton IP by a Third Party which comes to that Party’s attention during the term of this License.

3.4
If either Party receives any notice, claim, or proceedings from any Third Party alleging infringement of that Third Party’s intellectual property by reason of either Party’s activities in relation to this License or the use and exploitation of the Hamilton IP, the Party receiving that notice shall notify the other Party of the notice, claim, or proceeding within three (3) business days.

4	CONSIDERATION

4.1	Sunburst shall pay to Hamilton:

4.1.1 Royalties of one percent of Net Sales of Licensed Products (“Direct Royalties”).

4.1.2 Two percent of all payments received by Sunburst through Sub-license Fees (“Indirect Royalties”).

4.2
The Direct Royalties and Indirect Royalties shall be paid quarterly in arrears within thirty (30) business days at the end of the calendar quarter in which relevant sales of Licensed Products occur.  Within thirty (30) business days of the end of each calendar quarter, Sunburst shall provide to Hamilton a written report detailing the sales of Licensed Products on a country-by-country basis, if any, made by Sunburst and the calculation of Net Sales and the royalty payable to Hamilton in respect of such Net Sales together with any Sub-license Fees.

4.3
Where Hamilton does not receive payment of any sums due to it within thirty (30) business days of the relevant date set out in Clause 4.2 (the “Due Date”), interest shall accrue on the sum due and owing to Hamilton at the rate equivalent to an annual rate of six percent (6%), without prejudice to Hamilton’s right to receive payment on the Due Date.

4.4
Sunburst shall keep true and accurate records and books of account, and shall require in its contracts with Sub-licensees that its Sub-licensees shall keep true and accurate records and books of account, containing all data necessary for the calculation of the amounts payable by Sunburst to Hamilton pursuant to Clause 4.1.  Such records and books of account shall be kept for six (6) years following the end of the calendar year to which they relate and Sunburst’s records and books of account shall, upon reasonable notice having been given by Hamilton, be open at reasonable times on business days for inspection by an independent firm of accountants appointed by agreement between the Parties.

5	WARRANTIES AND LIABILITY

5.1
Sunburst represents and warrants that it has legal power, authority and right to enter into this License and to perform its obligations hereunder and this License is valid, binding and enforceable against Sunburst in accordance with its terms.

5.2	Hamilton represents and warrants that:

5.2.1  It is the sole owner of the Hamilton IP existing as of the Effective Date and has all right, title, claims, interest, and privilege arising from such ownership, free and clear of any liens, security interests, encumbrances, rights, or restrictions;

5.2.2  The Hamilton IP existing as of the Effective Date and the subject matter of the Hamilton IP existing as of the Effective Date (a) are not the product or subject of any joint development activity or agreement with any Third Party, (b) are not the product or subject of any joint research activity or agreement with a Third Party, (c) are not the subject of any consortia agreement or cross-license, and (d) have not been financed in whole or in part by any Third Party; and any Hamilton IP which comes to exist after the Effective Date and the subject matter of any Hamilton IP which comes to exist after the Effective Date shall (w) not be the product or subject of any joint development activity or agreement with any Third Party, (x) not be the product or subject of any joint research activity or agreement with a Third Party, (y) not be the subject of any consortia agreement or cross-license, and (z) not have been financed in whole or in part by any Third Party;

5.2.3 The Hamilton IP are enforceable as of the Effective Date;

5.2.4 It has not assigned, licensed, or granted to any other person or entity any rights, title, claims, interest, or privilege in the Hamilton IP;

5.2.5 The Hamilton IP are not now and have not been subject to any action related to validity, enforceability, inventorship, or ownership.

5.2.6 It has no knowledge of any fact that could give rise to a claim or allegation that any portion of the Hamilton IP is invalid or unenforceable, and it has not engaged in any conduct or omitted to perform any necessary act, and will not engage in any conduct or omit to perform any necessary act, that would be the grounds for invalidation of any of the Hamilton IP or preclude their enforceability;

5.2.7  It has all requisite legal and corporate power and authority to enter into this License, to consummate the transactions contemplated in this License, and to carry out and perform its obligations under the terms of this License; and

5.2.8 The execution, delivery, and performance of and compliance with this License has not resulted and will not result in any violation of, conflict with, constitute a default, or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under any agreement to which it is a party.

5.3
Neither Party shall be liable to the other Party, its Affiliates or Sub-licensees in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, cost or expense of an indirect or consequential nature (including any economic loss or other loss of revenue, profits, business or goodwill) arising out of or in connection with this License or the subject matter of this License.

5.4
Nothing in this License shall be construed as a representation made or warranty given by either Party that any patent will issue based upon the Hamilton IP, that any patent included in the Hamilton IP which issues will be valid, or that the use of any Hamilton IP will not infringe the patent or proprietary rights of any other person.  Furthermore, neither Party makes any representation or warranty, express or implied, with respect to the Hamilton IP, including without limitation, any warranty of merchantability or fitness for a particular purpose.

5.5
All Hamilton IP, including Know How and Materials, provided by or on behalf of either Party and data generated by or on behalf of either Party under this License are provided “as is” and without any representation or warranty, express or implied, including without limitation any implied warranty of merchantability or fitness for any particular purpose or any warranty that the use of the Know How and Materials will not infringe or violate any patent or other proprietary rights of any other person.

5.6
Subject to Clause 5.3, Sunburst shall be responsible for, indemnify and hold harmless Hamilton, its Affiliates and their officers, servants, and agents against any and all liability, loss, damage, cost or expense (including reasonable attorney’s fees and court and other expenses of litigation) (“Losses”) arising out of or in connection with Third Party claims relating to the discovery, research, development, manufacture, marketing, selling and disposal of Licensed Products by Sunburst, its Affiliates and/or any Sub-licensees, provided always that no such Losses arise or have arisen as a consequence of any breach of this License, breach of statutory duty, gross negligence, willfull omission or willful misconduct of or by Hamilton or its Affiliates or their officers, servants or agents.

5.7
Subject to Clause 5.3, Hamilton shall be responsible for, indemnify and hold harmless Sunburst, its affiliates and their officers, servants and agents against any and all Losses, arising out of or in connection with Third Party claims that arise or have arisen as a consequence of any breach, whether actual, apparent, real, or perceived, of this License, breach of statutory duty, gross negligence, willfull omission or willful misconduct of or by Hamilton or its Affiliates or their officers, servants or agents.

5.8
In the event that a Party intends to seek indemnification under Clause 5.6 or 5.7, as applicable, it shall promptly inform the indemnifying Party of a claim after receiving notice of the claim and shall permit the indemnifying Party to direct and control the defense of the claim and shall provide such reasonable assistance as reasonably requested by the indemnifying Party.

6	INFRINGEMENT CLAIMS

6.1
Infringement — Should it become necessary, in Sunburst’s sole discretion, to enforce the Hamilton IP against a Third Party infringement of any Hamilton IP, then the Parties agree that Sunburst shall take all reasonable steps toward abating the infringement and resolving all outstanding infringement claims at Sunburst’s sole expense. Hamilton agrees to assign to Sunburst any infringement damage claims that Hamilton may have.

If Sunburst has not substantially abated the infringement or filed suit against the infringer(s) within 180 days after receiving notice of the infringement from Hamilton, Hamilton shall have the right, upon 30 day’s written notice to Sunburst, to file suit for infringement in Hamilton’s own name and at Hamilton’s sole expense and it shall have the sole right to settle or recover on all infringement claims.

6.2
Other Actions — Hamilton agrees to pay all reasonable costs and expenses for any reasonable action necessary to defend the validity of any Hamilton IP, including but not limited to, bringing an infringement suit, declaratory judgment actions and reexamination proceedings. Hamilton shall be entitled to any award resulting from the defense of such an action. Hamilton shall have the right to decline to defend the validity of any Hamilton IP if, after reviewing the merits of the action, Hamilton, in its sole discretion, decides that a reasonable likelihood of success does not exist or the defense is imprudent.

7	TERM AND TERMINATION

7.1
This License shall come into effect on the Effective Date and, unless sooner terminated as provided hereunder, shall continue in full force and effect until the termination of all licenses granted to Sunburst pursuant to Clause 2.1 above.  Sunburst’s obligations to make royalty payments to Hamilton pursuant to Clause 4.1 shall expire with respect to a country upon the termination of the license in such country pursuant to Clause 2.2.

7.2
If for any reason Sunburst or its Sub-licensees no longer wish to develop, make, market, sell and/or otherwise dispose of Licensed Products in the Territory, or in a particular country within the Territory, Sunburst shall so notify Hamilton in writing and this License shall terminate in the country or Territory, as may be applicable, ninety (90) business days from receipt of such notice.

7.3
Either Hamilton on the one hand or Sunburst on the other hand (the “Terminating Party”) shall have the right to terminate this License forthwith upon giving written notice of termination to Sunburst on the one hand or Hamilton on the other hand as the case may be (the “Defaulting Party”), upon the occurrence of any of the following events at any time during this License:

7.3.1 The Defaulting Party commits a material breach of this License which in the case of a breach capable of remedy has not been remedied ninety (90) days after the receipt by the Defaulting Party from the Terminating Party of written notice identifying the breach and requiring its remedy;

7.3.2 The Defaulting Party for a period of longer than ninety (90) days suspends payment of its debts or otherwise ceases or threatens to cease to carry on its business or becomes bankrupt or insolvent (including without limitation being deemed to be unable to pay its debts);

7.3.3 The Defaulting Party applies for a trustee, receiver or other custodian for it or a substantial part of its property;

7.3.4 A trustee, receiver or other custodian is appointed for the Defaulting Party or for a substantial part of its property;

7.3.5 Any bankruptcy, reorganization, debt arrangement, or other case of proceeding, is commenced in respect of the Defaulting Party.

8	CONSEQUENCES OF TERMINATION

8.1	Subject to Clause 8.2, upon termination of this License:

8.1.1The license rights granted to Sunburst by Hamilton pursuant to Clause 2 shall terminate and any Sub-licenses granted by Sunburst pursuant to Clause 2.3 shall terminate;

8.1.2 Sunburst shall pay to Hamilton within ninety (90) days all sums due to Hamilton hereunder which have accrued prior to the date of termination;

8.1.3 Upon written request by Hamilton, Sunburst shall within thirty (30) days of receipt of said notice, return to Hamilton, or, at Hamilton’s option, destroy Know-How and Materials held by Sunburst.  Nothing herein shall require Sunburst to return publicly available materials.

8.2
In the event of expiry of this License or the termination of this License by Sunburst pursuant to Clause 7.3, Hamilton shall grant to Sunburst an exclusive, perpetual, fully paid up, royalty-free license to the Hamilton IP to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of the Licensed Products in the Territory.

9	NOTICES

9.1
Any notice required to be given under this License shall be served personally or by first class recorded delivery post addressed to the relevant party at its registered office.  Any notice so given shall be deemed to have been duly served if personally delivered, on the day of delivery or if posted, two (2) days after posting and in proving posting it shall be sufficient to produce a copy of the notice properly addressed with the relevant post office receipt for dispatch by first class recorded delivery.

10	GOVERNING LAW AND PRESUMPTIONS

10.1
This License will be governed by and construed and interpreted in accordance with the laws of the State of New York and the Parties hereby submit to the exclusive jurisdiction of the courts of the State of New York and the United States of America.

10.2
This License shall be deemed to be jointly created and drafted, and no presumption shall arise, and no provision shall be construed, against the drafter of a particular section or provision, when interpreting this License.

10.3
Severability - If one or more provisions of this License are held to be unenforceable under applicable law, such provision(s) shall be excluded from this License and the balance of the License shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF these presents consisting of this and the preceding eleven (11) pages together with the Schedules annexed have been executed as follows:

SIGNED by

HAMILTON ATLANTIC

August 21, 2008	By:	/s/ Amy Wang
Amy Wang
Director

SIGNED by

SUNBURST ACQUISITIONS III, INC.

August 21, 2008	By:	/s/ Robert Brooke
Robert Brooke
Chief Executive Officer

SCHEDULE A

The Patents

Title	Applicant (Hamilton Atlantic)	Priority Date and Number	VSL Reference / comment
[redacted] for use as an immunological adjuvant	Hamilton Atlantic	GB No. 0812442.2 Priority date 7th July 2008	VG108

SCHEDULE B

A.          The following books and records, currently stored at the premises of PWC Scotland:

Box Number		Contents

334314713		[redacted] as an Immunological Adjuvant VG108

334314717		Patent Info [redacted]

334314732		VG108 Book 1

334314746		[redacted]

334314748	Lab Books	Dev 100 - [redacted] Work 3
Dev 101 - [redacted] Comparison Book 7 C Haslam
Dev 125 - [redacted] Comparison 8

334314749	Lab Books	Dev 76 - [redacted] 1
Dev 79 - [redacted] Comparison 3
Dev 83 - [redacted] Comparison 6
Dev 86 - [redacted] Work 2
Dev 89 - General Cell Culture 1
Dev 90 - Recombinant Interferon 3
Dev 93 - [redacted] Comparison 4
Dev 96 - Bioassay Cell Lines 1
Dev 96a - [redacted] Work 1

334314750	Lab Books	Dev 49 - Dev of IFN Elisa Based Assay Bk 1
Dev 61 - [redacted] Research Bk 1
Dev 62 - Molecular Science Bk 4
Dev 66 - Recombinant [redacted] Bk 1
Dev 67 - [redacted] Research Bk 2
Dev 72 - [redacted] Comparison Bk 5

334314752	Lab Books	Dev 216 - Real Time PCR Book 1 C Haslam

334314753	Lab Books	Dev 167 - [redacted] Subtypes Purification 1 J Smith

334314799		VG108
[redacted] Exploitation

B.	The following cell line currently preserved in liquid nitrogen and stored in standard freezers at the premises of Biobest Laboratories:

(i)	Chinese Hamster Ovary (CHO) cell line producing the biological protein referred to as VG108.

* The above redacted information is confidential in nature and, as a result, the company has intentionally omitted this information from this filing.  The Company will file the omitted portion with the Securities and Exchange Commission requesting confidential treatment.